INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the reference to our firm under the caption "Experts" in the Regulation A Offering Statement (Form 1-A) and the use therein of our report dated April 15, 2024 relating to the audited consolidated financial statements of Starfighters Space, Inc. for the fiscal years ended December 31, 2023 and 2022, which is part of this Offering Statement.  Our report contains an explanatory paragraph regarding Starfighters Space, Inc.'s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

June 12, 2024